Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of China Mobility Solutions, Inc. on Form S-8 to be filed with the Securities and Exchange Commission on or about May 3, 2005 of our Independent Registered Public Accounting Firm's Report dated April 6, 2005 covering the consolidated financial statements of China Mobility Solutions, Inc. for the year ended December 31, 2004, which is included in its Form 10-KSB for the fiscal year ended December 31, 2004.

/s/ Moen and Company
CERTIFIED PUBLIC ACCOUNTANTS

May 3, 2005